CONSULTING AGREEMENT

This Consulting Agreement (the “Agreement”) is made as of this 15 day of February 2011, between BlackBox Semiconductor, Inc., a Nevada Corporation (the “Company”) and, David Duncan (the “Consultant”) and, shall be effective upon execution by the Company and the Consultant: (the “Effective Date”).  The Company and the Consultant are each a “Party” and shall collectively be referred to herein as the “Parties.”

The Consultant has a long history of experiences and successes in business plan development and financial transaction structuring.  A copy of the Consultant’s CV is annexed hereto as Annex A.  The Company wishes to retain the Consultant in a consulting capacity and Consultant shall be appointed as an executive officer and, the Consultant desires to perform such consulting services and accept such officers’ title.  Accordingly, the parties agree as follows:

1. Services.  The Consultant will advise the Company’s management, employees and agents, at reasonable times, in those matters and shall perform those tasks as set forth on the Description of Services on Exhibit A (collectively referred to herein as “Services”), as requested by the Company and set forth in Exhibit A attached hereto.  Consultant will provide consulting services as reasonably requested by the Company and as the Consultant’s schedule permits in accordance with the schedule provided on Exhibit A for tasks to be completed.  Services may be rendered by Consultant and consultation may be sought by the company, over the telephone, in person, at the Company’s offices or at locations where business transactions or meetings require Consultant to travel (provided that travel costs are reimbursed and Consultant is given adequate notice) or another reasonable location or through written correspondence, and will involve the Services.  Additionally, Consultant may be requested to attend, to the extent Consultant’s schedule permits, one or more in person meetings from time to time upon reasonable notice being given the Consultant, in keeping with the terms of this Agreement and Exhibit A.  Consultant shall be appointed as an officer of the Company with the title of President and shall perform services and have commensurate duties and responsibilities as an officer with such title.

2. Term and Termination.  The term of this Agreement will begin on the Effective Date of this Agreement and will end on the 91st day following this Agreement (May 19, 2011) or upon earlier termination as provided below (the “Term”).  This Agreement may be terminated at any time upon thirty (30) days written notice by either Party.  Upon termination, all compensation earned through date of termination, including, without limitation, the monthly compensation and any success fee or similar bonus based compensation, of any, shall be paid within 10 days of termination date.  The Consultant agrees, following the termination of this Agreement or upon earlier request by the Company, to promptly return all drawings, tracings, and all visual or written materials in the Consultant’s possession that were supplied by the Company or its vendors/vendees or other agents, or that were otherwise prepared for or by the Company, in conjunction with the Consultant’s consulting services under this Agreement, or generated by the Consultant in the performance of consulting services in the Agreement.  In the event Consultant successfully completes the Term and both Parties desire to continue a relationship, the Company and Consultant shall enter into a three year consulting or employment agreement with terms as provide in Exhibit A annexed hereto.  This Agreement does not constitute and shall not create the presumption of, the obligation of either party to enter into an employment agreement or continue the relationship after the Term in the event that either Party objects.

3.	Compensation. Consultant shall receive compensation upon entering into this Agreement as follows:

3.1	Consultant shall be compensated a monthly fee (“Monthly Fee”) of:

$6,000.00 for the first month (the date of this Agreement through March 17, 2011);

$13,000.00 for the second month (March 18, 2011 through April 17, 2011); and

$13,000.00 for the third month (April 18, 2011 through May 18, 2011)

Monthly Fees shall be paid on the first day of each monthly period of the Term, in advance for a respective monthly period, during the effectiveness of this Agreement, and commencing on the Effective Date.  Monthly Fees shall be paid in cash, or, if agreed to by the parties, in stock of the Company or its Parent or successor holding company.  Consultant shall not be entitled to any severance or other benefits during the initial Term of this Agreement.  To the extent that Consultant continues service for any reason beyond termination of the Term, Consultant’s compensation shall be per day based on $13,000 per month compensation.

3.2          In the event that the Company or its parent issues any securities to consultant under any bonus, stock grant or similar arrangement, Consultant understands that any common shares issued, if any, and any securities issued in respect there, are restricted and shall bear the following legend:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AND HAVE BEEN ACQUIRED FOR INVESTMENT AND NOT WITH A VIEW TO, OR IN CONNECTION WITH, THE SALE OR DISTRIBUTION THEREOF.  THESE SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEPTION FROM SUCH REGISTRATION IS AVAILABLE.

3.3 The Company shall reimburse the Consultant for all pre-approved and reasonable expenses incurred in the performance of this Agreement, including, e.g., travel, lodging, meals and other approved expenses.  The Consultant shall be covered by the Company’s or its parent’s Directors and Officers Errors and Omissions or similar liability policies to the extent that the same are in force from time to time for directors and officers generally.

4. Certain Other Contracts.  Company is aware that Consultants may be involved in several professional engagements with various commercial entities.  The Consultant will not disclose to the Company any information that the Consultant is obligated to keep secret pursuant to an existing confidentiality agreement with a third party, and nothing in this Agreement will impose any obligation on the Consultant to the contrary.  The Services performed hereunder will not be conducted on time that is required to be devoted to any other third party and similarly, Consultant shall not perform work for any third party that is required to be expended for the Company.  The Consultant shall not use the funding, resources and facilities of any other third party to perform consulting work hereunder and shall not perform the consulting work hereunder in any manner that would give any third party rights to the product of such work.  The Consultant has disclosed and, during the Term, will disclose to the President of the Company any conflicts between this agreement and any other relevant agreements finding the Consultant.

5. [Omitted.]

6. Inventions Discovered by the Consultant While Performing Services Hereunder.  The Consultant will promptly and fully disclose to management and to its parent (Shrink Nanotechnologies, Inc. or its successor in interest) any business plans, executive summaries, financial projections, scientific or other specifications, financial projections or information, viability studies, web site outlines or designs or programs, marketing materials, business plans, or any other written or electronic materials or any finance or marketing materials or methods whether or not patentable, whether or not copyrightable (collectively, “Materials”) made, conceived, developed, or first reduced to practice by the consultant, either alone or jointly with others, while performing services hereunder, whether for the Company or any subsidiary or affiliate of the Company.  The Consultant hereby assigns to the Company all of his right, title and interest in and to any such Materials.  The Consultant will execute any documents necessary to perfect the Assignment of such materials not otherwise produced in the Company’s name, to the Company and to enable the company to apply for, obtain, and enforce patents or copyrights in any and all countries on such Materials.  The Consultant hereby irrevocably designates the Secretary of the Company as his agent and attorney-in-fact to execute and file any such document and to do all lawful acts necessary to apply for an obtain patents and copyrights, trademarks, and to enforce the Company’s or any subsidiary’s or affiliates’ rights under this paragraph.  This Section 6 will survive the termination of this Agreement.

7. Confidentiality.

7.1          The consultant acknowledges that, during the course of performing his services hereunder, the Company (which, for purposes of this Section 7 shall be deemed to be defined as the Company and any subsidiary of the Company) will be disclosing information to the Consultant, and the Consultant will be developing information as part of his Services and all such information, proprietary information or secrets or know how or other information received by Consultant which is the subject of a confidentiality agreement of the Company or its parent Shrink Nanotechnologies, Inc. (or its subsidiaries) as well as other commercially valuable information (collectively “Confidential Information”).  The Consultant acknowledges that the Company’s business is extremely competitive; dependent in part upon the maintenance of secrecy, and that any disclosure of the Confidential Information would result in serious harm to the Company.  The Consultant agrees that the Confidential Information will be used by the Consultant only in connection with consulting activities hereunder, and will not be used in any way that is detrimental to the Company.  The Consultant agrees not to disclose, directly or indirectly, the Confidential Information to any third person or entity, other than representatives or agents of the Company.  The Consultant will treat all such information as confidential and proprietary property of the Company.  The term “Confidential Information” does not include information that (i) is or becomes generally available to the public other than by disclosure in violation of this Agreement, (ii) was within the relevant party’s possession prior to being furnished to such party, (iii) becomes available to the relevant party on a non-confidential basis, or (iv) was independently developed by the relevant party without reference to the information provided by the Company.  The Consultant may disclose any Confidential Information that is required to be disclosed by law, government regulation or court order.  If disclosure is required, the Consultant will give the Company advance notice so that the company may seek a protective order or take other action reasonable in light of the circumstances.  Upon termination of this Agreement, the Consultant will promptly return to the company all materials containing Confidential Information as well as data, records, reports and other property, furnished by the Company to the consultant or produced by the Consultant in Connection with Services rendered hereunder, together with all copies of any of the foregoing.  Notwithstanding such return, the Consultant shall continue to be bound by the terms of the confidentiality provisions contained in this Section 7 until sixty (60) months after the Effective date.

7.2          If the Consultant has a conflict of interest, or potential conflict of interest, with respect to any matter presented at a meeting, he shall excuse himself from the discussion of such matter and at the time of the execution of this Agreement, Consultant shall disclose and describe all potential conflicts of interest that may arise from the execution of this Agreement with respect to prior engagements Consultant is a party to.

8.	[Reserved.]

9. Use of Name. It is understood that the name of the Consultant will appear in disclosure documents required by securities law, and in other regulatory, administrative filings and public relations materials in the ordinary course of the Company’s business.  The above-described uses will be deemed to be acceptable uses.

10. No Conflict: Valid and Binding. The Consultant represents that neither the execution of this Agreement nor the performance of the Consultant’s obligations under this Agreement will result in a violation or breach of any other agreement by which the Consultant is bound.  The Company represents that this Agreement has been duly authorized and executed and is a valid and legally binding obligation of the Company, subject to no conflicting agreements.

11. Notices.  Any notice provided under this Agreement shall be in writing and shall be deemed to have been effectively given (i) upon receipt when delivered personally, (ii) one day after sending when sent by private express mail service (such as Federal Express), or (iii) 5 days after sending when sent by regular mail to the following address:

In the case of the Company:                                                                           In the case of the Consultant:

Ford Sinclair                                                                David S. Duncan

or to other such address as may have been designated by the Company or the Consultant by notice to the other given as provided herein.

12. Independent Contractor: Withholding.  The Consultant will at all time be an independent contractor, and as such will not have authority to bind the Company.  The Parties acknowledge that this Agreement is not a contract within the meaning of Section 2750 of the California Labor Code, and the Consultant is not an employee of the Company for any purpose under the California Labor Code.  Consultant will not act as an agent nor shall he be deemed to be an employee of the Company for the purposes of any employee benefit program, unemployment benefits, or otherwise.  The Consultant recognizes that no amount will be withheld from his compensation for payment of any federal, state, or local taxes and that the Consultant has sole responsibility to pay such taxes, if any, and file such returns as shall be required by applicable laws and regulations.  Consultant shall not enter into any agreements or incur any obligations on behalf of the Company.

13. Assignment.  Due to the personal nature of the services to be rendered by the Consultant and the title of the Consultant, the Consultant may not assign this Agreement.  The Company may assign all rights and liabilities under this Agreement to a subsidiary, parent or an affiliate or to a successor to all o a substantial part of its business and assets without the consent of the Consultant.  Subject to the foregoing, this Agreement will inure to the benefit of and be binding upon each of the heirs, assigns and successors of the respective parties.

14. Severability.  If any provision of this Agreement shall be declared invalid, illegal or unenforceable, such provision shall be severed and the remaining provisions shall continue in full force and effect.

15. Remedies.  The Consultant acknowledges that the Company would have no adequate remedy at law to enforce Sections 4, 5, 6 and 7 hereof.  In the event of a violation by the consultant of such Sections, the Company shall have the right to obtain injunctive or other similar relief, as well as any other relevant damages, without the requirement of posting bond or other similar measures.

16. Governing Law; Entire Agreement; Amendment.  This Agreement shall be governed by the laws of the State of California applicable to agreements made and to be performed within such State, represents the entire understanding of the parties, supersedes all prior agreements between the parties, and may only be amended n writing.

17. Review by Legal Counsel; Joint Drafting.  This Agreement has been drafted by both parties, each having had the benefit of and advice from their own independent legal counsel.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BlackBox Semiconductor, Inc.                                                                                     Consultant

A Nevada Corporation (VTDID)

By: Ford Sinclair                                                                           David S. Duncan
Its: President

EXHIBIT A

1ST Month Tasks

•	Complete Website Plan, Content and Work with Web Designers
•	Finish Investor and Corporate PPM Presentations
•	Build Investor Term Sheet and Assist Shrink in Finalizing Investment Docs
•	Build Executive Summary, Business Plan, Consolidated Financial Projections including a Use of Proceeds, and projected milestone events.
•	Work on Co-SRA with Evident
•	Pre and Post Money Capitalization Docs

2nd Month Tasks

•	Completion and continuation of any unfinished tasks from 1st Month, above, and
•	Complete Business Plan Development
•	Initial Investor Calls (Soft Circle)
•	Investor Presentations
•	Follow Up Calls (Hard Circle)
•	Initial Closings

3rd Month Tasks

•	Additional Closings (if necessary)
•	Commence Operations

Prospective Terms of Employment After Term

In the event Consultant completes the tasks as above during the initial term and both parties desire to continue long term relationship, the parties agree to enter into a longer term, more definitive employment or consulting agreement providing for, among other terms to be agreed to at such time, tasks and responsibilities such as:

•	Building out the executive and management team which shall include Consultant as an executive level officer, building the Board and beginning operations as the senior executive of the Company;
•	Three year term of service with monthly salary of $13,000
•	Reasonable benefits (health insurance, expense allocations, etc.)
•	3% of amount of capital Company successfully raised from introduction of Consultant during the first three months above, said amount to be paid regardless of whether termination occurs for any reason.
•
Equity opportunity, to be based both on services rendered, success and percent of term completed, to acquire up to 5% of the equity ownership of the Company based on the initial capitalization on completion of the initial 3 month term, which equity interests vesting in: 3 equal parts on the first, second and third annual anniversary of entering into a definitive agreement and subject to termination in the event of termination for cause.

•	Consultant shall be eligible for consideration for annual discretionary bonuses as determined b the Board and the Parent in their sole discretion.

Prior Engagements and Potential Conflicts of Interest*

*Only include engagements which are either (i) within the past 3 years, and (ii) relevant engagements prior to the past three years which may affect the Consultant’s performance under this Agreement

Name of Company                                                                                                Area of Consultation